Exhibit 1b

                               AMENDMENT NO. 1 TO

                             MASTER TRUST AGREEMENT


         AMENDMENT NO. 1 to the Master Trust Agreement dated October 30, 1996 made at Tucker's Town, Bermuda as of this 6th day of February, 1997.

         WHEREAS, Section 7.3 of the Master Trust Agreement dated October 30, 1996 (the "Agreement") of Merrimac Funds (the "Trust") provides that the Agreement may be amended at any time by an instrument in writing signed by a majority of Trustees of the Trust without the vote of the Shareholders of the Trust, so long as such amendment does not adversely affect the rights of any shareholder;

         WHEREAS, Section 4.1 of the Agreement of the Trust provides that the Trustees of the Trust may establish and designate additional Series of Shares by an instrument in writing signed by a majority of Trustees of the Trust; and

         WHEREAS, the Trustees of the Trust desire to establish an additional Series of Shares to be identified as the "Merrimac Treasury Fund."

         NOW, THEREFORE, the Trustees hereby state that:

         1. Section 4.2 of the Agreement and all other appropriate references in the Agreement are amended to designate and establish a new Series of shares (in addition to the Merrimac Cash Fund series heretofore established and designed) to be known as the Merrimac Treasury Fund, effective as of this date, such new Series to have the relative rights and preferences set forth in Section 4.2 of the Agreement.

         2. The initial paragraph of Section 4.2 of the agreement, as heretofore in effect, is amended to read as follows:

         "Section 4.2 Establishment and Designation of Sub-Trusts and Classes.
                      --------------------------------------------------------
         Without limiting the authority of the Trustees set forth in Section 4.1 to


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         establish and designate any further Sub-Trusts, the Trustees hereby establish and designate two Sub-Trusts identified as "Merrimac Cash Fund" and "Merrimac Treasury Fund," which Sub-Trusts shall consist of two classes of shares identified as the "Premim Class" and the "Institutional Class" Shares. The Shares of such Sub-Trusts and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences:"


         IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seal for themselves and their assigns, as of this 6th day of February, 1997.

                                      /s/ Edward F. Hines, Jr.
                                     ------------------------------------------
                                     Edward F. Hines, Jr.

                                     /s/ Francis J. Gaul, Jr.
                                     ------------------------------------------
                                     Francis J. Gaul, Jr.

                                     /s/ Thomas E. Sinton
                                     ------------------------------------------
                                     Thomas E. Sinton

                                     /s/ Kevin J. Sheehan
                                     ------------------------------------------
                                     Kevin J. Sheehan